SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

(Amendment No.                         )

CombinatoRx, Incorporated

(Name of Issuer)

Common Stock

(Title of Class of Securities)

20010A-10-3

(CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 1 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Boston Millennia Associates II Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware general partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 6,335
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 6,335

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,335
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 2 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Boston Millennia Partners II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,230,438
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,230,438

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,230,438
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.3%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 3 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Boston Millennia Partners II-A Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 58,941
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 58,941

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 58,941
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 4 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Strategic Advisors Fund Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 11,067
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 11,067

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,067
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 5 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Boston Millennia Partners GmbH & Co. KG
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION German limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 175,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 175,215

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 6 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Glen Partners II Limited Partnership
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,475,651
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,475,651

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,475,651
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.3%
12.	TYPE OF REPORTING PERSON PN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 7 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Boston Millennia Verwaltungs GmbH
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION German corporation

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 175,215
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 175,215

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 175,215
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8%
12.	TYPE OF REPORTING PERSON CO

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 8 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) A. Dana Callow, Jr.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,481,996
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,481,996

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,481,996
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12.	TYPE OF REPORTING PERSON IN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 9 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Robert S. Sherman
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,481,996
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,481,996

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,481,996
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12.	TYPE OF REPORTING PERSON IN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 10 of 18 Pages

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Martin J. Hernon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION U.S.A

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0
	6.	SHARED VOTING POWER 1,481,996
	7.	SOLE DISPOSITIVE POWER 0
	8.	SHARED DISPOSITIVE POWER 1,481,996

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,481,996
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.4%
12.	TYPE OF REPORTING PERSON IN

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 11 of 18 Pages

ITEM 1(a).	NAME OF ISSUER:

CombinatoRx, Incorporated

ITEM 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

650 Albany St.
Boston, Massachusetts 02118

ITEM 2(a).	NAME OF PERSON FILING:

This statement is filed by Boston Millennia Associates II Partnership (“BMAP”), a Delaware general partnership, Boston Millennia Partners II Limited Partnership (“BMP II”), a Delaware limited partnership, Boston Millennia Partners II-A Limited Partnership (“BMP II-A”), a Delaware limited partnership, Strategic Advisors Fund Limited Partnership (“SAF”), a Delaware limited partnership, Boston Millennia Partners GmbH & Co. KG (“BMP-G”), a German limited partnership, Glen Partners II Limited Partnership (“GP”), a Delaware limited partnership, Boston Millennia Verwaltungs GmbH (“BMV”), a German corporation and A. Dana Callow, Jr., Robert S. Sherman and Martin J. Hernon (collectively, the “Partners”). BMAP, BMP II, BMP II-A, SAF, BMP-G, GP, BMV, and Messrs. Callow, Sherman, and Hernon are collectively referred to as the “Reporting Persons.”

ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

30 Rowes Wharf
Boston, Massachusetts 02110

ITEM 2(c).	CITIZENSHIP:

BMAP is a general partnership organized under the laws of Delaware.
Each of BMP II, BMP II-A, SAF, and GP is a limited partnership organized under the laws of Delaware.
BMP-G is a limited partnership organized under the laws of the Federal Republic of Germany.
BMV is a corporation organized under the laws of the Federal Republic of Germany.
Each of the Partners is a citizen of the United States.

ITEM 2(d).	TITLE OF CLASS OF SECURITIES:

This Schedule 13G relates to the Common Stock, par value $0.001 (“Common Stock”), of CombinatoRx, Incorporated (the “Company”).

ITEM 2(e).	CUSIP NUMBER:

20010A-10-3

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 12 of 18 Pages

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

☐	(a) Broker or dealer registered under section 15 of the Exchange Act.

☐	(b) Bank as defined in section 3(a)(6) of the Exchange Act.

☐	(c) Insurance company as defined in section 3(a)(19) of the Exchange Act.

☐	(d) Investment company registered under section 8 of the Investment Company Act.

☐	(e) An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

☐	(f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

☐	(g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

☐	(h) A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

☐	(i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;

☐	(j) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not applicable.

ITEM 4.	OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

As of December 31, 2005, each of the following is the beneficial owner of the number of shares of Common Stock indicated:

	Shares Beneficially Owned	Shares Owned of Record
BMAP	6,335 shares	6,335 shares

BMP II	1,230,438 shares	1,230,438 shares

BMP II-A	58,941 shares	58,941 shares

SAF	11,067 shares	11,067 shares

BMP-G	175,215 shares	175,215 shares

GP	1,475,651 shares	0 shares

BMV	175,215 shares	0 shares

Mr. Callow	1,481,996 shares	0 shares

Mr. Sherman	1,481,996 shares	0 shares

Mr. Hernon	1,481,996 shares	0 shares

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 13 of 18 Pages

(b)	Percent of Class:

BMAP	Less than 0.1%
BMP II	5.3%
BMP II-A	0.3%
SAF	Less than 0.1%
BMP-G	0.8%
GP	6.3%
BMV	0.8%
Mr. Callow	6.4%
Mr. Sherman	6.4%
Mr. Hernon	6.4%

GP, by virtue of its status as the sole general partner of BMP II, BMP II-A and SAF, and special limited partner of BMP-G, may be deemed to be the beneficial owner of 1,475,651 shares, representing beneficial ownership of 6.3%. BMV, by virtue of its status as the sole general partner of BMP-G, may be deemed to be the beneficial owner of 175,215 shares, representing beneficial ownership of 0.8%. By virtue of their status as the general partners of GP, managing directors of BMV-G, and managing general partners of BMA, each of Messrs. Callow, Sherman, and Hernon may be deemed each to be the beneficial owner of 1,481,996 shares, representing in the case of each Partner beneficial ownership of 6.4%. The foregoing percentages are based on the 23,285,071 shares of Common Stock indicated by the Company to be outstanding as of December 31, 2005.

(c)	Number of shares as to which such person has:

	Number of Shares:
Reporting Person	(i)	(ii)	(iii)	(iv)
BMAP	0	6,335	0	6,335
BMP II	0	1,230,438	0	1,230,438
BMP II-A	0	58,941	0	58,941
SAF	0	11,067	0	11,067
BMP-G	0	175,215	0	175,215
GP	0	1,475,651	0	1,475,651
BMV	0	175,215	0	175,215
Mr. Callow	0	1,481,996	0	1,481,996
Mr. Sherman	0	1,481,996	0	1,481,996
Mr. Hernon	0	1,481,996	0	1,481,996

(i)	Sole power to vote or to direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or direct the disposition of

(iv)	Shared power to dispose or direct the disposition of

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 14 of 18 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS.

Not applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

ITEM 10.	CERTIFICATIONS.

Not applicable.

Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended.

DATE:	February 13, 2006

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 15 of 18 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Boston Millennia Associates II Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon Managing General Partner

Boston Millennia Partners II Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon

Martin J. Hernon General Partner

Boston Millennia Partners II-A Limited Partnership

By:	Glen Partners II Limited Partnership

Its General Partner

By:	/s/ Martin J. Hernon

Martin J. Hernon General Partner

Strategic Advisors Fund Limited Partnership

By:	Glen Partners II Limited Partnership

Its General Partner

By:	/s/ Martin J. Hernon

Martin J. Hernon General Partner

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 16 of 18 Pages

Boston Millennia Partners GmbH & Co. KG

By:	Boston Millennia Verwaltungs GmbH
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon Managing Director

Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon General Partner

Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Martin J. Hernon Managing Director

/s/ A. Dana Callow, Jr.
A. Dana Callow, Jr.

/s/ Robert S. Sherman
Robert S. Sherman

/s/ Martin J. Hernon
Martin J. Hernon

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 17 of 18 Pages

Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of common stock of CombinatoRx, Incorporated. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Boston Millennia Associates II Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon Managing General Partner

Boston Millennia Partners II Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon General Partner

Boston Millennia Partners II-A Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon General Partner

Strategic Advisors Fund Limited Partnership

By:	Glen Partners II Limited Partnership
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon General Partner

CUSIP No. 20010A-10-3	SCHEDULE 13G	Page 18 of 18 Pages

Boston Millennia Partners GmbH & Co. KG

By:	Boston Millennia Verwaltungs GmbH
Its General Partner

By:	/s/ Martin J. Hernon
Martin J. Hernon Managing Director

Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Martin J. Hernon General Partner

Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Martin J. Hernon Managing Director

/s/ A. Dana Callow, Jr.
A. Dana Callow, Jr.

/s/ Robert S. Sherman
Robert S. Sherman

/s/ Martin J. Hernon
Martin J. Hernon